Exhibit 99.1

Aditxt Acquires Ignite Proteomics to Address a Critical Challenge in Cancer Care: Optimizing Therapy Selection

Ignite plans to launch a new program in 2026 supporting treatment selection for more than 600,000 people in the United States living with metastatic cancer and limited therapeutic options.

MOUNTAIN VIEW, Calif., March 13, 2026 — Aditxt, Inc. (NASDAQ: ADTX) (“Aditxt” or the “Company”), a social innovation platform accelerating promising health innovations, today announced the acquisition of Ignite Proteomics, LLC (“Ignite”), a commercial-stage precision oncology company focused on addressing a critical challenge in cancer care: optimizing therapy selection. Ignite’s functional proteomics platform has demonstrated the ability to identify cancer therapy responses that may not be captured by standard genomic testing alone.

Aditxt Co-Founder and Chief Executive Officer Amro Albanna stated: “Each year nearly 20 million people are diagnosed with cancer worldwide, tens of millions undergo treatment, and millions of patients with advanced disease ultimately face limited therapeutic options. These realities underscore the importance of improving how therapies are selected, particularly as precision medicines increasingly depend on identifying whether a patient’s tumor expresses the intended biological targets for those therapies. We believe there is a real need for tools that can provide physicians with additional information to help support more informed treatment decisions, particularly as targeted therapies become more precise and more complex.”

Albanna continued “This acquisition reflects the continued execution of our Discovery, Development, and Deployment model, which is focused on identifying and advancing companies addressing important challenges in healthcare. We believe Ignite adds a differentiated platform to our oncology efforts at a time when treatment selection and longitudinal monitoring are becoming increasingly important in cancer care.”

According to third-party market research, the global cancer profiling market is estimated at approximately $14 billion (Source: Mordor Intelligence). Ignite estimates approximately $3 billion of serviceable opportunity among patients eligible for antibody drug conjugate (ADC) therapies and other targeted cancer treatments. The continued expansion of targeted cancer therapies and antibody drug conjugates is increasing the demand for tools that can determine whether a patient’s tumor expresses the functional protein targets these therapies require.

Ignite operates a CLIA-certified laboratory and has an established Medicare Proprietary Laboratory Analyses (PLA) reimbursement pathway of approximately $2,200 per test. This commercial foundation distinguishes it from many earlier-stage diagnostics companies. The platform is designed to support both therapy selection and longitudinal monitoring as precision medicines increasingly require ongoing response assessment.

Ignite plans to deploy its functional proteomics platform through a phased expansion focused on integration into oncology practices and Molecular Tumor Boards, beginning with patient populations where conventional biomarker guidance is limited. As targeted therapies and antibody drug conjugates continue expanding across tumor types, Ignite aims to become an essential infrastructure layer for therapy selection and longitudinal monitoring, advancing a model of care in which treatment decisions are guided by functional tumor biology from the outset. Ignite’s commercial positioning is supported by licensed intellectual property, an established Medicare PLA reimbursement pathway and ongoing clinical validation efforts.

Ignite’s platform is built on the premise that many targeted cancer therapies act at the protein level rather than the DNA level. While genomic and transcriptomic tests may indicate which proteins could be expressed in a tumor, Ignite’s Reverse Phase Protein Array (“RPPA”) platform is designed to measure protein expression and whether they are functionally active, a distinction that increasingly determines whether a patient would respond to modern targeted therapies.

Analyses from the I-SPY 2 clinical trial and related work have evaluated RPPA-based protein and phosphoprotein profiling as a source of potential therapy-response biomarkers. At the 2025 NCCN Annual Conference, Ignite presented I-SPY 2 data indicating that MHC-II protein expression, as measured using RPPA, outperformed the five PD-L1 assays evaluated in that analysis as a predictor of pembrolizumab response. Ignite’s platform is being validated through collaborations with leading cancer institutions including the Dana-Farber Cancer Institute at Harvard, Vanderbilt University Medical Center, and other National Cancer Institute-designated centers. In September 2025, Ignite entered a collaboration with Inova Health to apply its RPPA platform to up to 600 tumor samples from patients with late-stage gastrointestinal cancers. Protein-level activation data from these patients is being incorporated into Inova’s Molecular Tumor Board to guide treatment decisions in cases where no standard biomarker guidance exists.

Aditxt Co-founder and Chief Innovation Officer, Shahrokh Shabahang, DDS, MS, PhD added, “For many cancers, the key clinical question is not only what mutations are present, but whether the relevant signaling pathways are actually active in the tumor. That is where functional proteomics can add value. Ignite’s RPPA platform is designed to measure phospho- and total-protein biomarkers directly from biopsy material, which may provide information that complements genomic testing and helps support clinical decision-making, particularly in settings where conventional biomarker guidance is limited.”

Under the terms of the transaction documents, Aditxt acquired Ignite in a transaction providing 36,000 shares of Aditxt’s newly designated Series A-2 Convertible Preferred Stock, representing an aggregate stated value of $36.0 million, subject to the terms of the Certificate of Designation. Additional details regarding the transaction will be included in Aditxt’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission. Ignite will operate as a subsidiary within Aditxt’s oncology initiatives.

About Ignite Proteomics, LLC

Ignite Proteomics delivers pathway-level protein analytics to guide precision oncology. Operating a CLIA-certified, CAP-accredited laboratory, Ignite’s clinical RPPA assay quantifies 32 phospho- and total-protein biomarkers from limited biopsy material to support oncology research and clinical decision making.

About Aditxt, Inc.

Aditxt, Inc. is a social innovation platform accelerating promising health innovations. Aditxt’s ecosystem of research institutions, industry partners, and shareholders collaboratively drives its mission to “Make Promising Innovations Possible Together.” The innovation platform is the cornerstone of Aditxt’s strategy, where multiple disciplines drive disruptive growth and address significant societal challenges. Aditxt operates a unique model that democratizes innovation, ensures every stakeholder’s voice is heard and valued, and empowers collective progress. The Company currently operates four programs focused on autoimmunity, cancer and early disease detection, infectious diseases and women’s health.

Forward-Looking Statements

This press release includes “forward-looking statements,” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “believe,” “could,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “will,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding anticipated benefits of the acquisition, Ignite’s commercialization plans, the potential clinical utility of its platform, expected collaborations, publications, reimbursement, adoption, and international expansion. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in each company’s SEC filings, including Aditxt’s Annual Report on Form 10-K and any subsequent Form 10-Q filings, including the most recent filed on November 18, 2025. All forward-looking statements are expressly qualified in their entirety by such factors. Aditxt undertakes no duty to update any forward-looking statement except as required by law.

Contact

Aditxt, Inc.
Investor Relations
ir@aditxt.com